EXHIBIT 10.36

Alcoa Corp.

201 Isabella St, Suite 500

Pittsburgh, PA 15212 USA

Roy Harvey

President and Chief Executive Officer

[telephone number omitted]

December 14, 2018

John Slaven

[address omitted]

On behalf of the Company, I am pleased to offer you the position of Executive Vice President & Chief Strategy Officer, reporting to Roy Harvey, President and Chief Executive Officer. The following outlines your total compensation package:

Salary:

Annual salary will be USD 390,000, paid on a monthly basis.

Sign-On Cash Bonus:

You will receive a special sign-on cash bonus totaling $1,000,000, less any applicable tax withholding, payable in three equal installments; the first installment occurring as soon as administratively possible upon hire, the second installment 12 months after your start date, and the third installment occurring 24 months after your start date. Should you voluntarily terminate your employment with Alcoa for any reason prior to the first anniversary after each installment of the Sign-On Cash Bonus, you agree to reimburse Alcoa for that particular installment.

Transfer and relocation:

Alcoa provides a Transfer and Relocation Policy to help facilitate your move to your new location. Should you voluntarily elect to leave Alcoa in the first 24 months of employment, you agree to reimburse Alcoa for the cost incurred for the Transfer and Relocation Policy. You will have 12 months from date of hire to take advantage of this benefit. Details of this Plan will be sent to you separately.

Alcoa's Total Reward program provides many ways for you to be rewarded for your contributions.  Key highlights of the program are:

Variable Compensation:

Your 2019 variable compensation target is 75%, or USD 292,500, but the actual payout in 2020 may be higher or lower than the target depending upon your contributions and or the performance of the business, whichever is applicable.

Benefits

You will be eligible to participate in the Alcoa employee benefit plans offered at your location, including health care, life insurance, disability coverage, and retirement plans.  Attached is a summary of the benefit plan and additional details will be sent to you shortly after joining Alcoa.  The Retirement Savings Plan is a tax qualified 401(k) plan designed to help you save toward retirement. Current company contributions are immediately vested and are:

•	3% of your eligible compensation,
•	a match of your deferred pre-tax savings dollar-for-dollar up to 6% of your base pay, and

Annual Equity Awards

•

Provided you start on or before January 1, you will be eligible for an annual equity award as part of the normal grant cycle starting in 2019.  If hire date is February 1 or later, your 2019 grant will be processed as soon as administratively possible.  Your grant will be based on the guidelines for your level which has a current target of USD 1,000,000.  The grant is subject to the provisions and normal vesting requirements of the Alcoa Stock Incentive Plan as they may change from time to time.  In addition, your 4 years of prior service will count toward retirement eligibility under our Stock Incentive Plan.

Currently, your job band is awarded equity in the following manner: 60% as performance-based award, 20% as time-vested Restricted Stock Units (RSU) and 20% time-vested Stock Options. For the performance-based award, Restricted Stock Units are subject to a 3-year performance period and the performance results will impact the final delivered award ranging from 0 to 200% of target. The Board retains the rights to make plan changes at its discretion.

Vacation:

You will be eligible for five weeks of paid vacation per year, in addition to company recognized holidays.

This offer is contingent upon the following conditions:

•	Having successfully completed a pre-employment drug screen. You will need to present a photo ID at the time of your screening.
•

Providing authorization and release for Alcoa to conduct a comprehensive review of your background, the result of which is satisfactory to Alcoa. The authorization and release will also be valid for subsequent reports during your period of employment with Alcoa.

•	Providing us with documentation in the original form establishing both your identity and your employment eligibility in the U.S.
•	Signing the attached Employment Agreement.
•	Signing the attached Non-Compete Agreement.

John, this is an opportunity to join a great team at a great time in Alcoa’s history.  I believe that you have the leadership and experience to make a significant contribution to the success of this company and I hope that you will accept this offer to join our team.

To accept our offer, please sign and date the bottom of this letter and return it to me by December 14 If you have any questions, please feel free to contact me.

I look forward to hearing from you soon, and I hope to have the opportunity to officially welcome you to Alcoa!

Sincerely,

/s/ Leigh Ann Fisher

Leigh Ann Fisher

EVP and Chief Administrative Officer

Employment Agreement

I, John Slaven, am pleased to accept your offer of employment dated 12/13/2018 for the position of Executive Vice President & Chief Strategy Officer, on the terms detailed in the offer letter.

Furthermore, I understand Alcoa reserves the right to modify, alter or terminate any of the plans, and in no way does plan participation constitute nor should it be considered a contract for continued employment or guarantee of benefits.

I would like my start date with Alcoa to be: February 1, 2019, and will fulfill the foregoing conditions before then.

Accepted by:Date:

/s/ John Slaven December 17, 2018

  John Slaven

After signing above, attach your signed letter and email your signed letter back to me.